Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Chicago, IL-November 3, 2017-OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the quarter ended September 30, 2017.

FINANCIAL HIGHLIGHTS

•	Net investment income of $4.4 million, or $0.33 per share.

•	Closed investments totaled $42.4 million in the third quarter of 2017; as of September 30, 2017, 76% of our loan portfolio was senior secured.

•	73% of the fair value of our loan portfolio was floating rate, and the weighted average yield of our performing loan portfolio was 11.50% as of September 30, 2017(1).

•	At September 30, 2017, we had one loan investment on non-accrual.

•	90% of our debt is fixed rate with a weighted average cost of 3.43% as of September 30, 2017, with maturities in 2022 and beyond.

•
On October 31, 2017, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the fourth quarter of 2017, payable on December 29, 2017 to stockholders of record as of December 15, 2017.

"We remain focused on generating strong distributions for our shareholders," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer." We closed $108.6 million in investments over the last two quarters. We believe that we are well positioned to grow earnings as we prudently deploy the $53.9 million of cash on hand at the end of the third quarter. Our commitment to capital preservation, and strong long-term performance is enhanced by the alignment of interests of our stockholders and our external manager, which continues to own approximately 2.9 million shares, or 22% of the outstanding OFS Capital common stock."

(1)
See Highlights contained in this press release for further information on our weighted average yield. Including assets on non- accrual, the weighted average yield of our debt investment portfolio was 11.17% at September 30, 2017.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At September 30, 2017
Total assets	$356.5
Investment portfolio, at fair value	$296.6
Net assets	$188.7
Net asset value per share	$14.15
Weighted average yield (1)	11.50%
Weighted average yield, including loans on non-accrual (1)	11.17%
(1) The weighted average yield on our debt investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, divided by (b) amortized cost of debt investments, excluding assets on non-accrual basis as of the balance sheet date. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter ended September 30,
Operating Results	2017	2016
Total investment income	$9.1	$7.4
Net investment income	$4.4	$3.3
Net investment income per common share, basic and diluted	$0.33	$0.34
Net increase in net assets resulting from operations per common share, basic and diluted	$0.09	$0.25

	Quarter ended September 30,
Portfolio Activity	2017	2016
Number of new portfolio companies	3	2
Investments in new portfolio companies	$40.5	$14.3
Investments in existing portfolio companies	$1.9	$2.1
Number of portfolio companies at end of period	40	38

PORTFOLIO AND INVESTMENT ACTIVITIES

During the third quarter of 2017, OFS Capital closed $40.5 million of investments in three new portfolio companies, including a $21.3 million senior secured debt investment together with a $2.9 million preferred equity investment, an $8.7 million subordinated debt investment together with a $0.7 million common equity investment, and a $6.9 million senior secured debt investment. In addition, OFS Capital closed $1.0 million of new senior secured debt investments in two existing portfolio companies, which included a delayed draw funding of $0.5 million, and a $1.0 million preferred equity investment in an existing portfolio company.

The total fair value of OFS Capital’s investment portfolio was $296.6 million at September 30, 2017, which was equal to approximately 98% of amortized cost. As of September 30, 2017, the fair value of OFS Capital's debt investment portfolio totaled $257.1 million in 37 portfolio companies, of which 76% and 24% were senior secured loans and subordinated loans, respectively. As of September 30, 2017, we also held approximately $39.5 million in equity investments, at fair value, in 17 portfolio companies in which we also held debt investments and three portfolio companies in which we solely held an equity investment. We had unfunded commitments of $4.5 million to three portfolio companies at September 30, 2017. As of September 30, 2017, floating rate loans comprised 73% of OFS Capital’s debt investment portfolio, with the remaining 27% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS

Income

Interest Income:
Interest income increased by $1.2 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. The $1.2 million increase was due to a $1.1 million increase primarily attributable to a 19% increase in the average outstanding loan balance, and a $0.2 million increase in Net Loan Fee amortization, offset by a $0.1 million decrease primarily attributable to a 30 basis points decrease in the weighted average yield in our portfolio. Acceleration of Net Loan Fees of $0.3 million and $0.1 million were included in interest income for the three months ended September 30, 2017 and 2016, respectively.

Fee Income:
Fee income increased by $0.6 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016, primarily due to an increase in prepayment fees and structuring fees of $0.3 million and $0.4 million, respectively, offset by a $0.1 million decrease in other fees. We recorded prepayment fees of $0.3 million resulting from $17.5 million of unscheduled principal payments during the three months ended September 30, 2017. We did not receive any unscheduled principal payments subject to prepayment fees during the three months ended September 30, 2016. We recorded structuring fees of $0.5 million in connection with the closing of $30.2 million of investments during the three months ended September 30, 2017 compared to structuring fees of $0.1 million in connection with the closing of $9.5 million of investments during the three months ended September 30, 2016.

Expenses

Interest expense for the three and nine months ended September 30, 2017, increased over the corresponding periods in the prior year due to an increase in borrowings under our senior secured revolving credit facility ("PWB Credit Facility"). The average dollar amount of borrowings under the PWB Credit Facility outstanding during the three and nine months ended September 30, 2017 was $11.1 million and $5.8 million, respectively. There were no borrowings under the PWB Credit Facility during the three or nine months ended September 30, 2016.
Management fee expense for the three months ended September 30, 2017, increased over the corresponding period in the prior year due to an increase in our average total assets, primarily due to a increase in net investment activity, including deployment of funds from our follow-on public offering of 3,625,000 shares of our common stock in April 2017 (the "Offering").
Incentive fee expense increased by $0.3 million for the three months ended September 30, 2017, compared to the three months ended September 30, 2016 due to an increase in pre-incentive fee net investment income compared to the prior year, which was primarily attributable to an increase in the average investment balance as a result of net investment activity, including deployment of funds from the Offering.

Net gain (loss) on investments

Net gain (loss) on investments consists of the sum of: (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid off prior to maturity. In such instances, the reversal of unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and may be partially offset by the acceleration of any premium or discount on the debt security in interest income and any prepayment fees on the debt security in fee income.
We recognized net losses of $1.7 million on senior secured debt during the three months ended September 30, 2017, primarily as a result of the negative impact of portfolio company-specific performance factors. In addition, a previously recognized cumulative unrealized loss of $5.0 million at June 30, 2017, on My Alarm Center, LLC was realized during the three months ended September 30, 2017 upon restructure of the senior secured debt investment into preferred and common equity interests.
We recognized net losses of $2.3 million on subordinated debt during the three months ended September 30, 2017, primarily as a result of the negative impact of portfolio company-specific performance factors, including an unrealized loss of $1.2 million recognized on our subordinated debt investment in Community Intervention Services, Inc., which was placed on non-accrual during 2016.

We recognized net gains of $0.3 million on preferred equity investments for the three months ended September 30, 2017, primarily as a result of the positive impact from changes to EBITDA multiples used in our valuations as a result of pending transactions, offset by the net negative impact of portfolio company-specific performance factors. Included in net gains of $0.3 million for the three months ended September 30, 2017 was a realized gain of $3.6 million we recognized upon exit of a preferred equity investment. We recognized cumulative unrealized gains of approximately $3.6 million on this investment through June 30, 2017, which resulted in a net gain of $-0- during the three months ended September 30, 2017. In addition, previously recognized cumulative unrealized losses of $0.3 million at June 30, 2017, on our preferred equity investments in My Alarm Center, LLC, was realized upon restructuring.
We recognized net gains of $0.5 million on common equity and warrant investments for the three months ended September 30, 2017, primarily as a result of the positive impact of portfolio company-specific performance factors.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2017, we had $53.4 million in cash and cash equivalents and $149.9 million in outstanding SBA-guaranteed debentures. As of September 30, 2017, we had $17.9 million available for additional borrowings on our senior secured revolving credit facility with Pacific Western Bank and had drawn all of our available SBA-guaranteed debentures.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results and its business on Friday, November 3, 2017, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 13, 2017, at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10113774.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2017, which we expect to file with the Securities and Exchange Commission later today.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that OFS Capital is positioned to grow earnings while deploying capital; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $224,616 and $178,279, respectively)	$212,206	$173,219
Affiliate investments (amortized cost of $67,260 and $76,306, respectively)	73,727	81,708
Control investments (amortized cost of $10,182 and $24,722, respectively)	10,697	26,700
Total investments at fair value (amortized cost of $302,058 and $279,307, respectively)	296,630	281,627
Cash and cash equivalents	53,868	17,659
Interest receivable	1,782	1,770
Prepaid expenses and other assets	4,229	3,974
Total assets	$356,509	$305,030

Liabilities
Revolving line of credit	$17,100	$9,500
SBA debentures (net of deferred debt issuance costs of $2,752 and $3,037, respectively)	147,128	146,843
Interest payable	395	1,599
Management and incentive fees payable	2,400	2,119
Administration fee payable	382	435
Accrued professional fees	368	477
Other liabilities	80	279
Total liabilities	167,853	161,252

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2017, and December 31, 2016, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,334,851 and 9,700,297 shares issued and outstanding as of September 30, 2017, and December 31, 2016, respectively	133	97
Paid-in capital in excess of par	189,278	134,300
Accumulated undistributed net investment income	6,942	6,731
Accumulated undistributed net realized gain (loss)	(2,269)	330
Accumulated net unrealized appreciation (depreciation) on investments	(5,428)	2,320
Total net assets	188,656	143,778

Total liabilities and net assets	$356,509	$305,030

Number of shares outstanding	13,334,851	9,700,297
Net asset value per share	$14.15	$14.82

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Investment income
Interest income
Non-control/non-affiliate investments	$5,759	$4,355	$15,281	$13,522
Affiliate investments	1,796	1,643	5,382	5,000
Control investment	263	582	1,406	1,413
Total interest income	7,818	6,580	22,069	19,935
Dividend income
Non-control/non-affiliate investments	77	102	289	264
Affiliate investments	242	343	944	1,166
Control investments	92	83	262	194
Total dividend income	411	528	1,495	1,624
Fee income
Non-control/non-affiliate investments	679	169	1,004	1,164
Affiliate investments	197	48	431	87
Control investments	17	34	135	75
Total fee income	893	251	1,570	1,326

Total investment income	9,122	7,359	25,134	22,885

Expenses
Interest expense	1,503	1,320	4,229	3,936
Management fees	1,310	1,120	3,726	3,324
Incentive fee	1,090	817	2,249	2,407
Professional fees	284	260	840	877
Administration fee	274	255	982	1,009
General and administrative expenses	259	290	1,050	923

Total expenses	4,720	4,062	13,076	12,476

Net investment income	4,402	3,297	12,058	10,409

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(5,204)	58	(5,041)	2,624
Net realized gain on affiliate investments	3,617	—	4,491	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	1,196	(538)	(7,350)	(3,668)
Net unrealized appreciation (depreciation) on affiliate investments	(2,901)	(363)	(2,243)	79
Net unrealized appreciation (depreciation) on control investment	65	(66)	1,845	(439)

Net loss on investments	(3,227)	(909)	(8,298)	(1,404)

Net increase in net assets resulting from operations	$1,175	$2,388	$3,760	$9,005

Net investment income per common share - basic and diluted	$0.33	$0.34	$1.00	$1.07
Net increase in net assets resulting from operations per common share - basic and diluted	$0.09	$0.25	$0.31	$0.93
Distributions declared per common share	$0.34	$0.34	$1.02	$1.02
Basic and diluted weighted average shares outstanding	13,331,690	9,694,353	12,089,895	9,692,634

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com